Exhibit 99.1
Reliance Bancshares, Inc. Announces Annual
Shareholder Meeting Results
SAINT LOUIS, May 4, 2011 — Reliance Bancshares, Inc. (RLBS) the parent company of Reliance Bank and Reliance Bank, FSB today announced the election results from its 2011 Annual Shareholder Meeting held on Tuesday, May 3rd. Shareholders elected four Class III Directors to three-year terms expiring in 2014.
Robert M. Cox, Jr., 65, Senior Vice President, Emerson Electric Co.
Jerry S. Von Rohr, 66, Vice Chairman of the Company
Gary R. Parker, 61, President, Center Oil Company
Barry D. Koenemann, 62, President, United Construction Enterprises Co.
Shareholders approved a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized Class A shares of common stock to 250 million shares.
In addition, the shareholders ratified Cummings, Ristau & Associates, P.C., as the Company’s independent registered public accounting firm for the year 2011 and approved an advisory non-binding resolution on executive compensation.
In prepared remarks, Patrick R. Gideon, Chairman of the Board announced the engagement of the investment bank, Keefe, Bruyette & Woods to assist the Company with developing a capital plan.
About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area. The company’s total assets as of December 31, 2010 were approximately $1.3 Billion. For more information about the company, visit www.reliancebankshares.com
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